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                                EXHIBIT (99.1)

                      PRESS RELEASE DATED OCTOBER 11, 1999

              RAVISENT Technologies Inc. to Acquire Teknema, Inc.

ENHANCES ITS POSITION AS A PREMIER PROVIDER OF DIGITAL VIDEO AND AUDIO SOLUTIONS

MALVERN, PA, October 11 - RAVISENT Technologies Inc. (Nasdaq:RVST), today announced that it has signed a definitive agreement to acquire Teknema, Inc., a leading provider of Internet enabled devices and technologies. Under the terms of the agreement, approximately 804,000 shares of RAVISENT common stock and $2.5 million dollars in cash will be exchanged for all outstanding shares and options of Teknema.

Teknema, based in Palo Alto, California, is an Internet technology company dedicated to developing software and solutions for the emerging market for information appliances. The company successfully sells Internet television set-top hardware and software technology through intellectual property licenses and OEM agreements with telecommunications companies and Internet service providers. Teknema serves the emerging market for information appliances that connect users to the Internet. This new market comprises Internet set-top devices, telephones with Web access and other consumer appliances that make Internet access easy and affordable.

The transaction offers RAVISENT an immediate opportunity to expand the market presence of Teknema's Internet set-top intellectual property in the U.S. Teknema's Internet technology includes a highly efficient easy to use Web browser, which is ideal for mass-market consumer electronics devices. This useable and affordable Internet technology will allow PC and Consumer Electronics OEMs to deliver Internet connectivity to entertainment devices thereby improving the availability of Internet access to a larger consumer audience. RAVISENT plans to enable its customers to incorporate this technology into consumer electronics appliances including TV's, DVD Players, Digital Video Recorders (DVR's) and broadband set-top devices which further expands its position as a premier technology solutions provider to the consumer electronics marketplace.

The combination of RAVISENT's digital software solutions with Teknema's Internet devices places RAVISENT at the forefront of the convergence of the personal computer (PC) and consumer electronics (CE) markets. Consumers
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are driving the demand for electronics manufacturers to deliver entertainment products with enhanced capabilities including Internet access at more affordable prices and in a broader base of product categories.

Frank Wilde, President and CEO of RAVISENT, said, "We are delighted that Teknema has agreed to become part of the RAVISENT team. The marriage of these two companies will offer OEM's the ability to web enable their digital video consumer electronic devices providing the consumer with a dynamic interactive entertainment experience. The RAVISENT and Teknema combination will place the Company in a unique position to offer the full breadth of intellectual property to enable PC and CE OEMs to deliver the digital devices of the future."

Marco Graziano, President & CEO of Teknema added, "We are an Internet appliance pioneer, and are very excited about combining our technology, market understanding and experience with RAVISENT's. They will add the marketing and sales strength which is essential to compete in the global marketplace."

Frank Wilde concluded, "This transaction also brings a highly experienced and talented management team to RAVISENT. The experience of Marco Graziano, president, CEO and founder and Giacomo Marini, Chairman, along with the other members of the Teknema team, will add significant value to our business and product development efforts going forward." Marco Graziano has over 20 years of experience in the technology industry. His prior experience includes senior positions at VLSI Technology and Sun Microsystems. Giacomo Marini, also has over 20 years of experience as an entrepreneur and computer industry executive and was a co-founder of Logitech and most recently served as the Chief Operating Officer of the company.

ABOUT RAVISENT TECHNOLOGIES INC.

RAVISENT is driving the digital entertainment revolution with an integrated suite of digital video and audio products for PC and CE manufacturers. RAVISENT enables the convergence of personal computer and consumer electronics devices through software and hardware products designed around a unique, modular software architecture that provides a consistent look and feel across technology platforms. Combining outstanding on-screen quality with high overall system performance and integration, RAVISENT provides flexible and cost-effective solutions to a spectrum of partners in the PC-OEM, CE-OEM and semiconductor markets, including Compaq, Dell
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Computer, Gateway, Fujitsu, Hewlett-Packard, Packard Bell/NEC, Yamaha, Sanyo,
ATI Technologies, Intel and ST Microelectronics.

Founded in 1994, RAVISENT completed an initial public offering in July 1999. The company is headquartered in Pennsylvania and has offices in the Silicon Valley, Seattle, Germany and Japan. More information about RAVISENT can be found on the World Wide Web at www.ravisent.com.


ABOUT TEKNEMA, INC.

Teknema is an Internet technology company dedicated to developing software and solutions for the emerging market for information appliances. Teknema's technologies enable powerful and cost--effective Internet appliances through a proprietary embedded browser and a modular software suite of run--time components and network protocols. Combining these technologies with expertise, Teknema provides solutions to make Internet appliance the preferred way to access the Web. Founded in 1994, Teknema is headquartered in Palo Alto, California. Information about Teknema can be found on the World Wide Web at www.teknema.com.

All companies and product names mentioned herein are for identification purposes only and may be trademarks and/or registered trademarks of their respective companies.

This press release may contain certain forward-looking statements that relate to RAVISENT's future business and financial performance. Such statements are subject to a number of risks and uncertainties that may cause the actual events of future results to differ from those discussed herein. Such factors include, among others: RAVISENT's recent change in its business model, its limited operating history, fluctuating quarterly operating results, expectation of future losses, anticipated price declines in products, dependence on its CineMaster products, dependence on a small number of customers, lack of long-term commitments with customers, dependence on manufacturers and strategic relationships, product delays, the difficulty of protecting proprietary rights, the ability to manage growth and attract and retain additional personnel, the potential for defects in its products, risks from international operations, its ability to raise capital in the future, its dependence on the personal computer and consumer electronics industries, competition, its ability to manage technological change and respond to evolving industry standards, government regulation and Year 2000 software issues.

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